EXHIBIT 10.19

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated March 13, 2009 (the “Amendment”) to the Employment Agreement dated as of March 22, 2007 (the “Original Agreement”) by and between The Providence Service Corporation, a Delaware corporation, with its principal office located at 5524 East Fourth Street, Tucson, Arizona 85711, its successors and assigns (hereinafter collectively referred to as “Company”), and Craig A. Norris, an individual residing at 8825 N. Scenic Drive, Tucson, AZ 85743 (“Employee” and together with the Company, the “parties”).

WHEREAS, the parties entered into the Original Agreement providing for the terms and conditions of the employment of Employee by the Company;

WHEREAS, the parties wish to amend certain provisions of the Original Agreement as set forth herein; and

WHEREAS, the Employee understands that he will be responsible for the payment of any taxes incurred by him as a result of the benefits being provided to him by the Company herein.

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Life Insurance for the Benefit of Employee. Subsection 4(c) of the Original Agreement (Benefits) is hereby amended by adding “(i)” after the caption “Benefits.” and by the addition of the following as new subsection 4(c)(ii):

“In addition to the foregoing Benefits, the Company shall, subject to the terms hereof, use its reasonable efforts to procure and maintain term life insurance on the life of Employee for a period of five (5) years. Such life insurance shall be in the amount of $1,050,000. Employee shall be the owner of the term life insurance policy obtained by the Company, and shall have the absolute right to designate the beneficiaries thereunder. The premiums in respect of such policy shall be paid by the Company for the shorter of (i) the period of five (5) years commencing on the date the insurance goes into effect or (ii) the period Employee is employed by the Company hereunder; premiums in respect thereof shall thereafter be paid by Employee.

Employee agrees to submit to any physical examination required by any prospective insurer, and will otherwise cooperate with the Company in connection with any life insurance on Employee’s life the Company may wish to obtain. In the event Employee is determined to be suffering from a congenital defect or other illness or condition which would preclude the Company from obtaining the insurance referred to in the preceding paragraph at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender, the Company shall, in lieu of purchasing the insurance in the amount set forth in the preceding paragraph, purchase the amount of insurance, if any, that can be purchased at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender.”

2. Amendments to Payment upon Change in Control. Section 7(e) of the Original Agreement (Payment Upon Change in Control) is hereby amended by deleting the following phrase immediately preceding the proviso in the first sentence of Section 7(e):

“, but not in excess of the amount specified in Code Section 162(m)(l) (currently, $1,000,000) or any successor Code Section thereto”

3. Scope of amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

PROVIDENCE SERVICE CORPORATION

By:	/s/ Warren S. Rustand
Name: Warren S. Rustand Title: Chairman Compensation Committee

/s/ Craig A. Norris
Craig A. Norris